Exhibit 99.1

VeriSign Declares $3.00 Per Share Special Dividend

DULLES, VA – December 10, 2010 – VeriSign, Inc. (NASDAQ: VRSN), the trusted provider of Internet infrastructure services for the networked world, today announced that on December 9, 2010, its Board of Directors declared a special dividend of $3.00 per share of its common stock.

“At the regularly scheduled Board meeting on December 9, the Board voted to return approximately $516 million to the shareholders in the form of a special dividend,” said Jim Bidzos, chairman of the board. “The special dividend will be paid on December 28, 2010 to shareholders of record at the close of business on December 20, 2010.”

On December 10, 2010, VeriSign also announced that its Board of Directors has elected to designate the special dividend as an extraordinary dividend for purposes of the indenture governing the company’s 3.25% Junior Subordinated Convertible Debentures due 2037 (the “Convertible Debentures”). As a result, contingent interest will also be paid on December 28, 2010 to holders of record of the Convertible Debentures at the close of business on December 20, 2010. The contingent interest that will be paid is approximately $109 million on the $1.25 billion outstanding of the Convertible Debentures.

VeriSign expects that the aggregate amount of payments to be made in connection with the special dividend and the contingent interest will be approximately $625 million.

“Over the last few years, VeriSign has substantially restructured the company to focus on our Internet infrastructure business,” said Mark McLaughlin, president and chief executive officer of VeriSign. “Our recent sale of the Authentication Services business generated more than $1 billion in net proceeds. With these proceeds, plus pre-existing cash on the balance sheet, we believe that we have adequate cash to execute on our strategy to capitalize on the growing number of Internet names and identifiers as well as the increasing focus on reliability and availability of networks.”

“With this special dividend, we are returning approximately half of the proceeds received from the sale of Authentication Services,” said Brian Robins, chief financial officer of VeriSign. “It is our intention to return at least the remaining proceeds from the sale of Authentication Services over the next year, and we will continue to evaluate the best way to return those proceeds on an ongoing basis.”

The total amount authorized and remaining under the company’s share repurchase plan is approximately $1.35 billion.

About VeriSign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, VeriSign helps companies and consumers all over the world connect online with confidence. Additional news and information about the company is available at www.verisign.com.

VRSNF

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition, pricing pressure from competing services offered at prices below our prices and changes in marketing practices including those of third-party registrars; the current global economic downturn; challenges to ongoing privatization of Internet administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants; new or existing governmental laws and regulations; changes in customer behavior; the inability of VeriSign to successfully develop and market new services; the uncertainty of whether our new services will achieve market acceptance or result in any revenues; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; the uncertainty of the expense and duration of transition services and requests for indemnification relating to completed divestitures; the uncertainty of whether Project Apollo will achieve its stated objectives; and the uncertainty of whether VeriSign will be able to return the remaining proceeds from the sale of the Authentication Services business to shareholders over the next year. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts

Investor Relations: Nancy Fazioli, nfazioli@verisign.com, 650-316-6569

Media Relations: Deana Alvy, dalvy@verisign.com, 703-948-4179